Exhibit 99.1

Veradigm Announces Board Expansion and Changes

Appoints Vinit Asar and Louis Silverman to its Board of Directors

Agrees to Add Two Additional Directors

CHICAGO – February 20, 2025 – Veradigm® (OTCMKTS: MDRX) (“Veradigm” or the “Company”), a leading provider of healthcare data and technology solutions, announced today it has entered into a Cooperation Agreement (the “Agreement”) with Kent Lake PR LLC (“Kent Lake”). The Agreement aligns with the Board’s request for input from shareholders regarding board composition on January 30, 2025 and a desire to conduct an orderly refreshment of the Board following the conclusion of the exploration of strategic alternatives.

As part of the Agreement, the Board has appointed two new independent directors, Vinit Asar and Louis Silverman, effective February 20, 2025. The Company will also identify two additional independent directors to join the Board, subject to Kent Lake’s approval; one will be appointed by March 22, 2025, and the other will be appointed promptly following the filing of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”).

On February 14, 2025, Jonathan Judge stepped down from the Board, effective immediately, and Chairman Greg Garrison will retire from the Board shortly following the filing of the 2022 Form 10-K.

Vinit Asar is the former Chief Executive Officer (“CEO”) of Hanger, Inc. (“Hanger”) and brings 30 years of diversified global healthcare leadership experience in medical services and non-acute healthcare services. While CEO of Hanger, he grew revenue from $700 million to $1.4 billion via organic and inorganic growth combined with strategic divestitures and business exits. He also significantly strengthened Hanger’s infrastructure, leadership team and governance while navigating a financial restatement and NYSE delisting process. He currently serves as the Executive Chairman of Hanger, which was taken private in 2022, and on the board of directors of ZimVie Inc. (NASDAQ: ZIMV).

Louis Silverman is a seasoned healthcare executive currently serving as Chairman and CEO of Hicuity Health, the nation’s largest provider of 24x7 high acuity telemedicine services. He brings over 30 years of leadership experience in health information technology and technology-enabled healthcare services. Mr. Silverman previously served as the CEO of Quality Systems (NASDAQ: QSII), a leader in the ambulatory electronic healthcare record market. Silverman also served as CEO of Marina Medical, a specialty revenue cycle management company. He currently serves on the board of directors of Oncocyte Corporation (NASDAQ: OCX).

“We appreciate our stockholders’ efforts to put forth well-qualified individuals to serve on the Board,” stated Greg Garrison, Chairman of the Board. “In parallel with ongoing refreshment planning, we are adding new independent directors with deep strategic planning, finance, healthcare and restatement experience to strengthen the Board as we focus on our priorities: executing our standalone strategy, becoming current in financial reporting and relisting our common stock.”

Mr. Garrison continued, “Jon has been an invaluable member of our Board for almost nine years, bringing exceptional leadership, insight, and dedication throughout his tenure. On behalf of the Board and the entire organization, I sincerely thank him for his perspective, partnership, and commitment to Veradigm. We wish him success in his future endeavors.”

“On behalf of the entire Veradigm team, I want to express our sincere gratitude to Greg, who has served as an important thought partner to management for nearly a decade. We are incredibly thankful for his guidance and leadership throughout his tenure, particularly in connection with the ongoing restatement” said Tom Langan, Interim Chief Executive Officer of Veradigm.

Benjamin Natter, Managing Member of Kent Lake Capital, added, “We appreciate the constructive dialogue with the Board and management team and are pleased to have reached this agreement. As long-term investors, we believe that Veradigm is well positioned to deliver value to customers and the healthcare system while also generating attractive returns for shareholders. We believe these new directors will provide the right experience and perspective during this critical time.”

Kent Lake has agreed to abide by certain customary standstill commitments in connection with the Cooperation Agreement. The full Agreement will be filed by the Company with the U.S. Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

For more information contact:

Investors:

Jenny Gelinas

312-506-1237

jenny.gelinas@veradigm.com

Media:

Concetta Rasiarmos

312-447-2466

concetta.rasiarmos@veradigm.com

Source: Veradigm

About Veradigm®

Veradigm is a healthcare technology company that drives value through its unique combination of platforms, data, expertise, connectivity, and scale. The Veradigm Network features a dynamic community of solutions and partners providing advanced insights, technology, and data-driven solutions for the healthcare provider, payer, and biopharma markets. For more information about how Veradigm is fulfilling its mission of Transforming Health, Insightfully, visit www.veradigm.com, or find Veradigm on LinkedIn, Facebook, Twitter, Instagram, and YouTube.

© 2025 Veradigm LLC and/or its affiliates. All rights reserved. Cited marks are the property of Veradigm LLC and/or its affiliates. All other product or Company names are the property of their respective holders, all rights reserved.

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